Exhibit 10.1

OTHER TRANSACTION AGREEMENT FOR REACTOR AUTHORIZATION
BETWEEN
THE UNITED STATES DEPARTMENT OF ENERGY
AND
DEEP FISSION, INC.

This Agreement is made and entered into as of the Effective Date by and between the United States Department of Energy (DOE or the Department), an agency of the United States Government (Government), and Deep Fission, Inc. (Awardee) (collectively the Parties), a C-Corp organized and existing under the laws of the State of Delaware, and provides as follows:

WHEREAS Awardee, pursuant to Executive Order 14301 (EO 14301) – Reforming Nuclear Reactor Testing at the Department of Energy and Request for Application No. DE-FOA-0003569, and under the authority, authorization and Control of DOE, seeks to construct, operate and achieve criticality within a reactor.

WHEREAS DOE will exercise Control and provide authorization for such construction and operation pursuant to the Atomic Energy Act of 1954 and consistent with 42 U.S.C. § 2140.

NOW, THEREFORE, in consideration of the foregoing and for the mutual promises hereinafter set forth, the Parties agree as follows:

Contents

SECTION I: Defined Terms	1
SECTION II: Authority to Enter into the Agreement	4
SECTION III: Purpose and Scope of Work	4
SECTION IV: Intellectual Property, Data Use Agreement and Information Sharing	7
SECTION V: Indemnification, Contaminated Sites, Insurance	8
SECTION VI: Research, Technology and Economic Security (RTES)	10
SECTION VII: Reporting Requirements and Approvals	11
SECTION VIII: Modifications, Assignment, and Termination	12
SECTION IX: Miscellaneous	14

SECTION I: Defined Terms

In addition to terms defined in other provisions of this Agreement, the terms and phrases as defined below, when used herein as the defined term shall have the following meanings:

“AO” shall mean Agreements Officer.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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“Control” shall mean DOE authority to exercise discretionary decision-making over the construction and operation of the Awardee’s facility to the extent required to support a DOE authorization of operation; for the purposes of this Agreement, “control” specifically includes, but may not be limited to, oversight of Milestones and generally DOE’s ability to oversee and authorize design, construction, management, operations including fueling and starting up reactors, altering operations or moving the facility to a new location, requiring a shut down, stopping work, halting construction, decontamination or decommissioning of the facility. Specifically, DOE will be the Safety Basis Approval Authority (SBAA) and Startup Approval Authority for the authority to start up the test reactor.

“Criticality” shall have the meaning as defined in 10 CFR 830.

“Data” shall mean recorded information, regardless of form or the media on which it may be recorded, including Technical Data. The term does not include information incidental to Other Transaction Agreement (OTA) administration, such as financial, administrative, cost or pricing or management information. Data that embody proprietary or trade-secret information developed at private expense shall be treated as Limited Rights Data unless expressly identified otherwise by the Awardee.

“Design Feature” shall have the meaning as defined in 10 CFR 830.

“Document” shall have the meaning as defined in 10 CFR 830.

“Documented Safety Analysis” shall have the meaning as defined in 10 CFR 830.

“Effective Date” shall mean the date upon which the Agreement will enter into force which will be the date of the last signatory to the Agreement.

“Establishment and Initial Activities Phase” shall mean Phase 1 or the period from the Effective Date until the completion of the Milestones outlined in Attachment 1.

“Foreign Countries of Concern” shall mean the People's Republic of China, the Russian Federation, the Democratic People's Republic of Korea and the Islamic Republic of Iran or any other country determined to be a country of concern by the Secretary of State, and including countries of risk designated by the Department. This list is subject to change. DOE reserves the right, in the exercise of its absolute discretion, to add or subtract any foreign country determined to be of risk consistent with DOE policies by a unilateral amendment to this Agreement.

“Foreign Entity” shall mean any corporation, business association, partnership, trust, society, or any other entity or group that is not incorporated or organized to do business in the United States, as well as international organizations, foreign governments and any agency or subdivision of foreign governments including state-owned enterprises. The term “Foreign Countries of Concern” and “Foreign National” are separate terms and not necessarily covered under the definition of a Foreign Entity although “Foreign Countries of Concern” are also “Foreign Entities”.

“Foreign National” shall mean any individual other than a U.S. citizen.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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“Government” shall mean the Federal government of the United States of America including its agencies and departments.

“Hazard Category 1, 2, and 3” shall mean nuclear facilities that meet the criteria for their respective hazard category consistent with the provisions of DOE-STD-1027-2025.

"Key Personnel” shall mean the voting board members, C-suite executives, and other senior personnel identified by Awardee.

“Limited Rights Data” shall mean Data developed at private expense, including such Data first produced in performance of the award, that embody trade secrets or are commercial or financial and confidential or privileged.

“Material Breach” shall mean a breach by the Awardee or DOE of any of its obligations under this Agreement including those which result, or are likely to result, in the inability of the Awardee or DOE to effectively complete the Milestones. This includes but is not limited to the failure to achieve milestones, breach of provisions included in the Agreement and/or inability to maintain compliance with the regulations and standards provided in Appendix II.

“Nonreactor Nuclear Facility” shall have the meaning as defined in 10 CFR 830. “Nuclear Facility” shall have the meaning as defined in 10 CFR 830.

“Organizational Conflicts of Interest” shall mean where the Awardee is unable, or appears to be unable, to be impartial in conducting activities under the award due to its relationships with affiliates, organizations, or any other interested party.

“Preliminary Documented Safety Analysis” shall have the meaning as defined in 10 CFR 830.

“Reactor” shall have the meaning as defined in 10 CFR 830.

“Safety Basis” shall have the meaning as defined in 10 CFR 830.

“Technical Data” shall mean recorded information of a scientific or technical nature. Technical Data does not include computer software or financial, administrative, cost, or pricing, or management or other information incidental to contract administration, but does include recorded information of a scientific or technical nature that is included in computer databases.

“Technical Safety Requirements” shall have the meaning as defined in 10 CFR 830.

“Unlimited rights” shall mean the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose, and to have or permit others to do so.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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SECTION II: Authority to Enter into the Agreement

Article 2.1: Authority

This Agreement is entered into pursuant to 42 U.S.C. 7256(g). This Agreement between the Department and Awardee is a transaction other than a procurement, grant, cooperative agreement, or loan. Accordingly, only those terms, conditions, provisions and requirements set forth in this Agreement and any other terms, conditions, provisions and requirements prescribed by law for other transaction agreements under 42 U.S.C. 7256(g), some of which are expressly incorporated herein by reference, such as those listed in Appendix II, are applicable.

Through Section 5 of EO 14301, the President directed DOE to establish a pilot program for reactor construction and operation outside the National Laboratories, pursuant to the Atomic Energy Act of 1954’s (AEA) authorization of reactors under DOE’s sufficient Control, including reactors “under contract with and for the account of” the Department, in accordance with 42 U.S.C. § 2140. This Agreement is the required contract to establish DOE’s required Control over Awardee’s reactor project.

This Agreement is valid only if it is in writing and is signed, including electronically, by the AO and by the Awardee’s authorized representative.

SECTION III: Purpose and Scope of Work

Article 3.1: Purpose

This Agreement is made pursuant to the DOE pilot program for Qualified Test Reactor construction and operation outside the National Laboratories using DOE authorization. Pursuant to Section 2(c) of EO 14301, the term “Qualified Test Reactor” is defined as a reactor which meets the following thresholds identified below:

1.       Sufficiently mature design to support imminent development and submittal of safety basis documentation, including a final Preliminary Documented Safety Analysis within the required time period to support operations;

2.       Established fuel plans to utilize a qualified fuel form, has identified a fuel fabrication and disposition pathway;

3.       Adequate financial resources and mature supply chain to complete design, build, commissioning, operation, and decommissioning, as appropriate; and

4.       Execution readiness including for procurement/manufacture of all reactor materials, systems and components, and qualified staffing to support all project phases.

The primary purpose of these reactors will be for research and development. As the President determined in EO 14301, the purpose of constructing and operating these reactors is to establish fundamental technological viability under DOE’s authority to foster research and development in nuclear reactors and not to demonstrate the reactors’ commercial suitability. Therefore, these reactors fall under the jurisdiction and Control of DOE.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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This Agreement lays out the roles and responsibilities of the Parties by which DOE will exercise Control over the construction and operation of a Qualified Test Reactor outside the National Laboratories.

Article 3.2: Scope of the Agreement

DOE will accept or reject delivered Milestones as promptly as practicable after delivery and/or completion. Government failure to review and accept or reject the work shall not relieve the Awardee from responsibilities under this Agreement, nor create liability for the Government. Acceptance will not be unreasonably withheld or delayed.

If the Government rejects the deliverable and/or asserted completion of the Milestone, the notice of rejection will provide the Awardee a specific description of the identified non-conformity. The Awardee will have the opportunity to cure under a timeline agreed to by the Parties. Reasonable efforts will be made by both Parties to maintain an open dialogue prior to a formal rejection of a deliverable or Milestone completion to allow the Awardee to propose an alternative resolution.

The Awardee is responsible for developing specific Milestones to track progress under the project. Awardee is also responsible for specified deliverables and reporting. Milestones, deliverables and reporting requirements can be found in Appendix I. The Awardee is required to be in compliance with the regulations and standards provided in Appendix II for the duration of this Agreement.

Site Visits

DOE and its authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and provide technical assistance as part of the safety authorization protocol. Awardee must provide, and must require its subawardees and contractors to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. Nuclear Safety and Security personnel and Government Authorized Representatives identified as Facility Representatives with prior authorization will be allowed site access at any time, including for unannounced inspections. All site visits and evaluations will be performed in a manner that does not unduly interfere with or delay the work.

Article 3.3: Period of Performance

This Agreement governs the performance of activities under Phase I of this project. Phase I is for reactor construction and operation outside the National Laboratories, pursuant to the Atomic Energy Act’s (AEA) authorization of reactors under DOE’s Control, including reactors “under contract with and for the account of” the Department, in accordance with 42 U.S.C. § 2140.

The Awardee shall commence performance of Phase I via this Agreement in accordance with the Agreement terms and conditions on the Effective Date and continue until the completion date of Phase I. The completion date for Phase I is stated in Appendix I though this date may be extended by written mutual agreement of the Parties.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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At the end of Phase I, DOE, in its sole discretion, will determine whether the Awardee will be allowed to continue its relationship with DOE for the ongoing use of its authority to operate the subject reactor. Phase II is expected to be directed towards either decommissioning the DOE authorized facilities, pursuing streamlined commercial licensing at the U.S. Nuclear Regulatory Commission (NRC), or other agreed-upon scope. DOE intends to negotiate an agreement for Phase II at the end of Phase I, though DOE may, in its sole discretion, require a shutdown of the reactor. In the event an Awardee does not participate in Phase II, it is the Awardee’s sole responsibility to obtain licensing through the NRC; further DOE participation with the Awardee will be subject to negotiation to determine when DOE authorization of the Qualified Test Reactor transitions to an NRC license.

Article 3.4 Other Agreements

DOE acknowledges that achieving criticality by July 4, 2026 and the completion date for Phase I will require cooperation from DOE and, in some instances, may include cooperation from DOE National Laboratories should the Awardee have chosen to work with such laboratories. DOE understands that at this time, the Awardee may not have finalized agreements in place for land, fuel, or other requirements. The Awardee acknowledges that it will finalize such agreements as soon as practicable and will be bound by those specific agreements to support this OTA and ensure that those agreements do not conflict with the terms of this OTA.

Lab Priority: If the Awardee engages with a DOE National Laboratory and/or performs the work of this Agreement on the reservation of a DOE National Laboratory, the Awardee is required to support and protect the operations of the DOE National Laboratory at all times. National Laboratory operations shall have priority access to power, utilities, and all other shared services. The Awardee must ensure that its activities do not interfere with, degrade, or otherwise negatively impact the National Laboratory’s operations or its critical functions.

Article 3.5 Siting, National Environmental Policy Act (NEPA), National Historic Preservation Act (NHPA), and Permits

DOE’s decision whether to authorize the subject reactor under this Agreement is subject to NEPA (42 U.S.C. § 4321, et seq.). NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the potential environmental impacts of their proposed actions. For additional background on NEPA, please see DOE’s NEPA website at https://www.energy.gov/nepa. While NEPA compliance is a federal agency responsibility and the agency is responsible for the accuracy, scope, and content of any environmental documents, the Awardee will be required to assist in the timely and effective completion of the NEPA process. The Awardee may be required to provide environmental data and documentation to DOE on a mutually agreed schedule.

DOE must comply with the requirements of Section 106 of the NHPA prior to deciding whether to authorize the subject reactor. Section 106 requires DOE to identify and consider adverse effects to historic properties that are listed in or eligible for listing in the National Register of Historic Places. DOE will perform a NHPA review under the umbrella of its NEPA review and will require the Awardee to assist in this review and consider impacts to historic properties.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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Awardee will obtain and maintain required state/local permits (e.g., building, utilities, stormwater).

Article 3.6 Work At Risk

The Awardee expressly agrees that Awardee is working at its own risk if the following required DOE and/or additional U.S. Government reviews are not resolved prior to the execution of this Agreement. Once DOE has informed the Awardee that the reviews are complete, DOE may unilaterally modify the Agreement to accommodate the results of the reviews, if necessary.

Davis-Bacon Act: If the Department of Labor (DOL) determines that the Davis Bacon Act is applicable to the work under this OTA, the Awardee must comply with the requirements of the Davis Bacon Act and any subsequent modifications to this Agreement as soon as DOE informs the Awardee of the determination by the DOL.

Security: If security clearances are required to perform work under this OTA, the Awardee must pay for any/all security clearances. The Awardee acknowledges that additional security requirements may be added to this Agreement via modification(s).

SECTION IV: Intellectual Property, Data Use Agreement and Information Sharing

Article 4.1: Title to Inventions

In accordance with 42 U.S.C. 7256(g)(3), DOE’s vesting authorities provided under 42 U.S.C. §§ 2182 and 5908 do not apply to this Agreement. DOE is also not providing funding to the Awardee for the Milestones of this Agreement. Accordingly, DOE will not have any rights in inventions conceived or first actually reduced to practice in the course of or under this Agreement as well as any resulting patent applications or patents. DOE will also not have any rights in background inventions, patent applications, or patents developed prior to this Agreement unless such rights are established with separate licenses.

Article 4.2: Data Rights and Sharing by DOE and Awardee

To complete the Milestones authorized by this Agreement, the Awardee will be required to share Data that is not publicly available with DOE. This Data is expected to be Limited Rights Data and Awardee agrees to deliver to DOE such Limited Rights Data upon request. When such Data is properly marked making clear it is Limited Rights Data, DOE will manage this information consistent with the Trade Secrets Act, 18 U.S.C. § 1905. Notwithstanding, DOE will have the right to share Limited Rights Data within the Government, with its National Laboratory contractors, and with other contractors in connection with the work performed under this Agreement to achieve the goals of EO 14301, under the restriction that it shall be retained in confidence.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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The Awardee shall, when appropriate, mark any applicable information delivered to DOE under this section in accordance with any appropriate Freedom of Information Act (FOIA) exemption. DOE will process any request for release of this information to the public consistent with FOIA, 5 U.S.C. § 552, and DOE’s FOIA regulations, 10 C.F.R Part 1004. The Government will provide Awardee notice of any FOIA request and will provide Awardee seven (7) days to provide input on the Government’s disclosure and redaction decisions before responding to any FOIA request.

The Government will have unlimited rights in and not be responsible for the disclosure of delivered Data or other information that is not properly marked and clearly identified as Data or other information for which public disclosure should be withheld.

Article 4.3: Communications Plan

Awardee agrees to negotiate a communications plan with DOE regarding the work subject to this Agreement, which shall be incorporated into this Agreement by the AO. The communications plan must cover at least the following: 1) public meetings and DOE participation in such public meetings; 2) publications; 3) press releases; and 4) any direct communications with any unit of state or local government or Native American Tribe. All publications and press releases shall be submitted to the AO and DOE shall have five (5) days from acknowledgement of receipt to object or else consent (such consent not to be unreasonably withheld is deemed to be given.)

SECTION V: Indemnification, Contaminated Sites, Insurance

A.       Awardee’s Indemnity. Except as to the indemnity of DOE as set forth in Part C of this section, but in all other instances to the greatest extent allowed by law, Awardee shall indemnify and hold harmless DOE, its agents, employees, officers, and lenders (if any) (collectively, “DOE Indemnities”) from and against: (i) any and all Claims and all damages, liabilities, losses, costs and expenses associated therewith (including reasonable attorneys’ fees and other professionals’ fees) for any injury of or death to persons, damage to or destruction of third party property, contamination of the environment or injury to natural resources, whether contractual, in tort, or as a matter of strict liability or liability imposed by law, to the extent any of the foregoing arise out of the negligence or willful misconduct or wanton acts or omissions of Awardee, or of any supplier, subawardee, contractor, or any of their respective employees, agents or third parties over which either has reasonable control during the performance of the Scope of Work, and (ii) any and all claims, demands or causes of action of every kind and character by any person and all damages, liabilities, losses, costs and expenses associated therewith (including reasonable attorneys’ fees and other professionals’ fees) for: (a) any violation or alleged violation of laws by Awardee, any supplier, subawardee, contractor, or any of their respective employees, agents or third parties over which either has reasonable control; (b) any action taken by Awardee, any supplier, subawardee, contractor or any of their respective employees, agents or third parties over which either has reasonable control, or (c) any Material Breach by Awardee of this Agreement.

B.       DOE’s Indemnity. Except as set forth in Part C of this section, DOE makes no indemnity agreement whatsoever in connection with this Agreement and Awardee expressly agrees and acknowledges that no indemnity of any kind is made by DOE. DOE’s sole indemnity obligations under this Agreement are to cover “Public liability” as defined in Section 11w of the Atomic Energy Act (42 U.S.C. § 2014 (w)) and the Nuclear Hazards Indemnity Agreement” of Appendix III.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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C.       Nuclear Hazards Indemnity

This Agreement constitutes a contract for purposes of the Price-Anderson Act (Section 170 of the Atomic Energy Act, 42 U.S.C. § 2210) and any public liability arising from activity under this Agreement shall be governed by the provisions of the Price-Anderson Act and shall be indemnified by DOE in accordance with the Nuclear Hazards Indemnity Agreement set forth in Appendix III.

D.       Contaminated Sites

The Awardee is solely responsible for handling and disposal of any hazardous substances and wastes arising from activities under this Agreement.

Decommissioning encompasses all activities to remove installed facilities and return the site to its original status (e.g., as a greenfield, brownfield, etc.); provided, however, that Awardee’s obligations to subsurface installations or boreholes associated with the facility that, by their nature or regulatory requirement, may remain in place for safety, monitoring, or decommissioning purposes, subject to DOE approval at the time of decommissioning. This includes used fuel removal, and management of spent nuclear fuel until either a final disposition path way is available and/or DOE assumes ownership of the spent fuel through negotiation at either the Awardee site or other negotiated location.

The Awardee is responsible for decontamination and decommissioning (D&D) of the site and facilities. Notwithstanding any other provisions of the Agreement, DOE shall not be responsible for or have any obligation to the Awardee for (i) D&D of any facilities, or (ii) any costs which may be incurred by the Awardee in connection with the D&D of any facilities.

Awardee must ensure that qualified staff and adequate financial resources are available, that safety management programs remain in place as applicable and that appropriate records are maintained to support any remaining liability at an Awardee site.

E.       Insurance Coverage

Awardee is required to carry adequate insurance to cover potential liabilities arising from activities under the Agreement. Specific requirements include:

(a)	Workers’ compensation – amount in accordance with applicable Federal and State workers’ compensation and occupational disease statutes.
(b)	Employer’s liability – (except in States with exclusive or monopolistic funds that do not permit worker’s compensation to be written by private carriers).
(c)	Comprehensive bodily injury liability.
(d)	Property damage liability – None, unless otherwise required by the AO.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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(e)	Comprehensive automobile bodily injury liability.
(f)	Comprehensive automobile property damage.

The Awardee shall provide evidence of such insurance, if requested by the AO; the AO may require such evidence to be provided prior to the commencement of work under the agreement.

SECTION VI: Research, Technology and Economic Security (RTES)

Article 6.1: Foreign National Participation

The Awardee (including its contractors) must notify the AO if it anticipates involving foreign nationals in the performance of the Agreement. Upon request, the must provide the AO with specific information on such foreign nationals to ensure compliance with the requirements for participation and access approval. DOE may elect to deny a foreign national’s participation in the Agreement or may deny a foreign national’s access to DOE sites, information, technology, equipment, programs, or personnel; however, DOE will provide notice of any such denial and, where practicable, will consult with the Awardee to identify reasonable alternatives or mitigations that allow project performance to continue.

Article 6.2: Prohibition on Incorporation in or Ownership or Control by Foreign Countries of Concern

Neither the Awardee or a parent company may be solely incorporated in, or owned or controlled by, or subject to the direction of a Foreign Country of Concern. In the event the Awardee, the Awardee’s parent company or project team member undergoes a change in ownership or control that increases foreign ownership or control by a Foreign Country of Concern or a change that effectively makes the entity subject to the direction of a Foreign Country of Concern, the Awardee must immediately alert the AO and suspend all activities under this Agreement pending evaluation by DOE and any required mitigation.

Article 6.4: Entity of Concern Prohibition

No Entity of Concern as defined in Section 10114 of Public Law 117-167 (42 USC 18912) may participate in the Agreement.

Article 6.5: Malign Foreign Talent Recruitment Program Prohibition

Individuals participating in a Malign Foreign Talent Recruitment Program, as defined in Section 10638(4) of P.L. 117-167 (42 USC 19237(4), 19232), are prohibited from participating in this Agreement.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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Article 6.6: Due Diligence Reviews and Disclosures

The Agreement is subject to a post-selection and ongoing research, technology, and economic security risk review and monitoring to identify potential risks of undue foreign influence. As part of the review, the Awardee and/or project partners must cooperate with DOE requests for information, including the following required disclosures and certifications for all covered individuals and entities which must be updated within fifteen (15) business days of any changes except advanced notice to DOE must be given for changes relating to a Foreign Country of Concern: DOE Common Form for Current and Pending (Other) Support (42 USC 6605), DOE Common Form for Biosketch (NSPM-33), and Transparency of Foreign Connections (NSPM-33), including a Malign Foreign Talent Recruitment Program certification, available on the DOE website provided post-selection by DOE. New covered individuals during the term of the Agreement must provide the disclosures above and receive DOE approval before participating. DOE may share information regarding the risks identified as part of the RTES due diligence review process or monitoring with other Federal agencies.

In the event an RTES risk is identified, or the required disclosures, certifications, or updates, are not submitted, DOE may require risk mitigation measures, including but not limited to, requiring that an individual or entity not participate in the project. If significant risks are identified and cannot be sufficiently mitigated, DOE may terminate the OTA.

DOE’s decision regarding a due diligence review is not appealable.

Article 6.7: Performance of Work in the United States

While DOE does not anticipate providing funding to the Awardee pursuant to this Agreement, DOE has Control over the reactor for at least Phase I and Phase II until DOE Authorization is terminated through the progression of this Agreement. Accordingly, all work for this Agreement must be performed in the United States (i.e., the Awardee must expend 100% of the total project cost in the United States), unless the Awardee receives advance written authorization from the AO to perform certain work overseas. This provision does not apply to the acquisition of materials or components of the Awardee’s project unless otherwise instructed in writing by the AO.

Article 6.9: Conflicts of Interest

The Awardee shall adopt and maintain a conflict of interest policy under this award, which shall be provided to DOE upon request. This conflict of interest policy shall address both individual conflicts of interest as related to Key Personnel and Organizational Conflicts of Interest.

The Awardee shall disclose in writing to the AO any potential or actual Organizational Conflict of Interest as soon as reasonably practical after discovery thereof. The Awardee and the DOE shall jointly develop a mitigation plan to address Organizational Conflicts of Interest as they arise.

SECTION VII: Reporting Requirements and Approvals

Article 7.1: Milestones- Review, Acceptance or Rejection of Milestones

The Awardee shall be responsible for the on-time delivery and satisfactory completion of all Milestones listed in Appendix I. Unless otherwise specified by the AO in advance of the deadline, all documents, including reports, are to be furnished to the DOE electronically, with an email notification to the AO.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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DOE shall accept or reject delivered Milestones as promptly as practicable after delivery, unless otherwise specified in the Agreement. DOE shall determine adequacy of each deliverable promptly and will notify the Awardee of acceptance or rejection of the deliverable within ten (10) business days. DOE’s failure to review and accept or reject the work shall not relieve the Awardee from responsibilities under this Agreement, nor create liability for the Government. Acceptance will not be unreasonably withheld or delayed.

If DOE rejects the deliverable, the notice of rejection will provide the Awardee a specific description of the identified nonconformity. The Awardee will have the opportunity to cure under a timeline agreed to by the Awardee and the AO.

SECTION VIII: Modifications, Assignment, and Termination

Article 8.1: Modifications

Proposals for modifications will be documented in writing and submitted by the Awardee to the AO, or by DOE to the Awardee. Parties may request the technical, schedule, and financial impact of the proposed modification as appropriate.

Any modification to this Agreement shall be executed in writing and signed by an authorized representative of DOE and the Awardee. The DOE is not obligated to pay for costs related to modifications. Further, the Awardee is not obligated to accomplish work prior to mutual agreement between the AO and the Awardee.

For minor or administrative modifications (e.g., changes to the paying office or appropriation data), Awardee approval is not required, unless Awardee timely objects to such a proposed minor or administrative modification. In the event of any objection, the modification must be bilaterally executed.

Article 8.2: Disputes

A.	General: The Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.

B.	Dispute Resolution Procedures

a.	Any disagreement, claim, or dispute between DOE and the Awardee concerning questions of fact or law arising from or in connection with this Agreement, and, whether or not involving an alleged breach of this Agreement, may be raised only under this Article.

b.	Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable.

c.	Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement, or misunderstanding by notifying the other Party in writing of the relevant facts, identifying unresolved issues, and specifying the clarification or remedy sought. Whenever practicable, DOE will attempt to resolve informally any dispute over the administration of this Agreement. Awardee may appeal decisions to the Head of the Departmental Element and then to the Senior Procurement Executive.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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d.	The Awardee retains the right to initiate an action relating to any claims it has under this Agreement at a Federal Court of competent jurisdiction.

C.	Limitation of damages: As DOE is not providing any funding to the Awardee, DOE shall not have any liability for claims for damages of any nature whatsoever pursued under this Agreement. In no event shall DOE be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other direct or indirect damages.

Article 8.3: Assignment

The Awardee may not assign its interest in this Award without prior written consent from the AO.

Article 8.4: Termination

A.	This Agreement may be terminated by:

1.	Either Party, upon thirty (30) days written notice to the other Party, with or without cause.
2.	DOE, upon a Material Breach of any term of this Agreement by the Awardee. DOE shall promptly provide Awardee with a Cure Notice identifying the Material Breach. Within ten (10) days after receipt of the Cure Notice, Awardee shall respond in writing to the Cure Notice and provide DOE with a Cure Plan; and
3.	DOE, if the Awardee files a bankruptcy petition that is not dismissed within ten (10) business days, the Awardee is adjudicated bankrupt or is otherwise insolvent, or the Awardee ceases to do business or otherwise terminates its business operations.

B.	In the event of termination, DOE and the Awardee shall meet to affect an orderly termination of any ongoing or planned activities and will negotiate in good faith for the disposition of the Awardee’s Limited Rights Data in the possession of DOE. In no case will the Government be liable for expenses or other financial obligations of the Awardee incurred due to early termination. Termination shall not affect obligations that expressly survive termination, including those relating to intellectual property, confidentiality, indemnification, decommissioning, and records.

C.	On the effective date of a termination, the authority granted to Awardee via this Agreement immediately ceases. It is Awardee’s sole responsibility to obtain licensing through the NRC for any activities occurring after the effective date of termination.

D.	Effect of Termination – Upon termination, DOE and Awardee shall mutually determine the appropriate process and timeline to disband project from site or decommission reactor under DOE Control.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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SECTION IX: Miscellaneous

Article 9.1: Export Control

Awardee is responsible for ensuring compliance with all applicable United States Export Control laws and regulations relating to any work performed under a resulting Agreement. The Awardee must immediately report to DOE any export control violations related to this Agreement and provide the corrective action(s) to prevent future violations.

Article 9.2: Administration by Non-Federal Personnel

The Government may use non-Federal personnel to conduct oversight and administrative activities for this agreement. Non-Federal personnel used will be required to sign conflict of interest and non-disclosure agreements prior to doing any work regarding the agreement.

Article 9.3: Communication

All correspondence to DOE should be submitted to the AO and the Federal POC. All correspondence from DOE will be submitted to Awardee POC and Awardee Administrative POC.

AO: Jeff Fogg, foggjc@id.doe.gov, 208-360-4298

Federal POC: Mark Natale, mark.natale@hq.doe.gov, 301-903-2457

Awardee POC: Michael Brasel, mike.brasel@deepfission.com, 541-224-3924

Awardee Administrative POC: Jon Gordon, jon.gordon@deepfission.com, 917-597-7629

Article 9.4: Closeout

Upon Agreement completion, the AO must close out the Agreement in accordance with standard DOE procedures including ensuring all deliverables have been accepted and any audits completed. The Awardee agrees to provide DOE all relevant documents requested to closeout this award.

Article 9.5: Resolution of Conflicting Conditions

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the AO for guidance.

Article 9.6: National Policy Assurances

The Awardee acknowledges that it is subject to all applicable Federal, Tribal, State, and Local laws and regulations, including those outlined in Appendix IV for all activities performed under this Other Transaction Agreement.

Article 9.7: Suspension and Debarment

The Awardee hereby certifies, to the best of its knowledge and belief, that it has complied, and shall comply, with 2 C.F.R. Part 180. The Awardee shall not contract with entities that are currently listed on the System for Award Management as suspended or debarred in support of this Agreement.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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Article 9.8: Inspector General

A.	DOE is not providing Federal funding to the Awardee. However, the Awardee is still required to provide any information, documents, site access, or other assistance requested by DOE or Federal auditing agencies (e.g., DOE Inspector General, Government Accountability Office, Defense Contracting Audit Agency, United States Digital Service, Department of Government Efficiency) for work related to this Agreement. Single Audits are not required under this Award.

B.	In the event that the Awardee has Federal funding from another Federal agency or entity, in accordance with 42 U.S.C. § 7137, the Comptroller General of the United States, or any of his duly authorized representatives, shall have access to and the right to examine any books, documents, papers, records, or other recorded information of the Awardee of Federal funds or assistance under this Agreement, including contracts between the Awardee and other entities.

Article 9.9: System for Award Management

The Awardee is required to be registered in the System for Award Management (SAM, www.sam.gov). The Awardee agrees to opt in to SAM notifications and monitor SAM for DOE issued information.

Article 9.10: Insolvency, Bankruptcy or Receivership

A.	The Awardee shall immediately notify DOE of the plans for, or significant likelihood of, any of the following events: (i) the Awardee or the Awardee’s parent’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) the Awardee’s consent to the institution of an involuntary case under the Bankruptcy Act against it or its parent; (iii) the filing of any similar proceeding for or against the Awardee or the Awardee’s parent, or its consent to, the dissolution, winding-up or readjustment of its debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over it, under any other applicable state or federal law; or (iv) the Awardee’s insolvency due to its inability to pay its debts generally as they become due.

B.	Such notification shall be in writing and shall: (i) specifically set out the details of the occurrence of an event referenced in paragraph A; (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this Agreement.

C.	Upon the occurrence of any of the four events described in the first paragraph, DOE reserves the right to conduct a review of the Awardee’s agreement to determine their compliance with the required elements of the agreement. If the DOE review determines that there are significant deficiencies or concerns with the Awardee’s performance under the agreement, DOE reserves the right to impose additional requirements, as needed.

D.	Failure of the Awardee to comply with this term may be considered a Material Breach of this Agreement.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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Article 9.11: Fraud, Waste and Abuse

The Awardee shall disclose, in a timely manner, in writing to DOE all violations of Federal criminal law involving fraud, bribery, or gratuity violations by Awardee, its employees, and agents that potentially affect the award. Compliance with the Rules of Professional Conduct does not violate this paragraph. The DOE Office of Inspector General maintains a Hotline for reporting allegations of fraud, waste, abuse, or mismanagement. To report such allegations, please visit https://www.energy.gov/ig/ig-hotline.

Article 9.12: Choice of Law

The Awardee acknowledges that this Agreement is subject to federal law of the United States.

Article 9.13 Party Warranty

Each Party warrants that it has the full power and authority to enter into and perform its obligations under this Agreement, and that this Agreement constitutes a legal, valid and binding obligation of such Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

U.S. DEPARTMENT OF ENERGY		AWARDEE

By:	/s/ JeffREY Fogg	By:	/s/ Elizabeth Muller
	Jeff Fogg		Elizabeth Muller
	Agreements Officer		Chief Executive Officer

Dated:	Dated:	11/13/2025

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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APPENDIX I

Milestones, Reporting, Deliverables

These Milestones reflect DOE’s Control over the construction and operation of the Awardee’s nuclear facility as the aforementioned facility is under contract with and for the account of DOE. These Milestones are based on the authorization process described in DOE Standard DOE-STD-1271-2025 “Authorization Pathway for Nuclear Facilities” (including Attachment 1 “Applicable DOE Orders and Standards, and NRC and Industry Equivalents”), which is incorporated herein by reference and attached as Appendix II. Accordingly, references below refer thereto.

Milestone One: Agreements and Alignment

1.	Completion of all agreements/contracts necessary for the fulfillment of this Agreement as per DOE STD 1271-2025.

2.	Submission and approval of Nuclear Safety Design Agreement as per DOE STD 1271-2025.

Milestone Two: Preliminary Design Completion and Approval

1.	Completion of Preliminary Design (roughly 50% design) documentation.

2.	Submission and approval of Preliminary Documented Safety Analysis as per 10 CFR 830, Subpart B and DOE-STD-1271-2025.

3.	Submission and approval of Quality Assurance Program Description (QAPD) as per 10 CFR 830, Subpart A.

Milestone Three: Final Design Completion and Approval

1.	Completion of Final Design documentation.

2.	Submission and approval of final Documented Safety Analysis and Technical Safety Requirements.

3.	Completion of operating procedures and necessary training.

Milestone Four: Operation of Reactor Testing

1.	Fresh fuel delivery to reactor site

2.	Performance of a single readiness activity.

3.	Reactor startup under a joint test group.

4.	Execution of an experimental mission.

Milestone Five: Phase II

1.	Negotiation of Phase II agreement

2.	Decommissioning the DOE authorized facilities or timeline for commercial licensing at the Nuclear Regulatory Commission, or other agreed-upon scope.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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Reporting

Copies of reports shall be submitted to the DOE on or before the contract deliverable due date.

Packaging and Marking

(a)	Preservation, packaging and packing for shipment or mailing of all work delivered hereunder shall be in accordance with good commercial practice and adequate to insure acceptance by common carrier and safe transportation at the most economical rate(s), including electronic means.

(b)	Each package, report or other deliverable shall be accompanied by a letter or other document which –

a.	Identifies the Agreement by number pursuant to which the item is being delivered;

b.	Identifies the deliverable item number or report requirement which requires the delivered item; and

c.	Indicates whether the Awardee considers the delivered item to be a partial or full satisfaction of the requirement.

Acceptance

The Federal POC shall accomplish acceptance of all work and effort under this Agreement (including report deliverables). Only the AO can accept non-conforming work.

Confidential Business Information Contained in Reports

Awardee may designate applicable portions of the foregoing monthly reports, special status reports, Milestone Reports, and Final DSA Report as Limited Rights Data per section 4.2. DOE will manage such properly marked information consistent with the Agreement’s terms.

1.             Monthly Reports

On or before thirty (30) calendar days after the effective date of the Agreement and monthly thereafter throughout the term of the Agreement, the Awardee shall submit a monthly report of no more than 10 pages and lead a meeting with the Federal POC. The report and meeting will review technical progress during the reporting period, including accomplishment of goals and objectives (including a summary of any work conducted at the National Laboratories) and major accomplishments, and report on any problems, technical issues, or any new or increased risks to the Project’s ability to achieve its objectives. This report and meeting will also include a review of Milestones that are expected to be completed in the next quarter, and the meeting will include a discussion of scheduling for any Milestones that the AO or Federal Staff would like to witness. Monthly meetings may be conducted in-person or virtually through videoconferencing technology. The Awardee will provide copies of the agenda and presentation materials to the DOE AO and Federal POC.

2.             Project Management Schedule

The Awardee shall submit a project management schedule. The project management schedule shall include a summary of the complete scope of the project and include the strategy for completing the project including management planning for design, development, testing, and evaluation; full list of the award milestones, milestone definitions, and their projected completion dates and the completion criteria; integrated schedule; project cost estimate; financing; supplier engagement; detailed risk register; and anticipated mitigations.

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3.             Authorization Process

The Awardee shall follow DOE Standard “Authorization Pathway for Nuclear Facilities”, DOE-STD-1271-2025. This Standard identifies a streamlined regulatory pathway to addressing these statements in the Executive Order 14301. This Standard also implements other policy direction to unleash the Nation’s nuclear energy potential, including Executive Orders 14154 (Unleashing American Energy), 14299 (Deploying Advanced Nuclear Reactor Technologies for National Security), and 14302 (Reinvigorating the Nuclear Industrial Base). This Standard recognizes the ability of awardees to negotiate in an open dialogue with DOE to achieve safe and secure design, construction and operations in the most efficient method possible using the minimum requirements necessary for this goal. The DOE authorization process reflected in this standard is intended to accommodate efficient and effective leveraging into an NRC license.

This Standard identifies an efficient approach to safety, security, emergency management, and other applicable requirements. This approach will ensure the safety of the public yet provide for more efficient design, construction and operations for NE authorized facilities. This DOE Standard provides the deliverables that will be required to satisfy DOE authorization requirements.

4.             Milestone Reports

The Awardee shall submit a monthly Milestone Report to document completion of Milestones. The reports shall be sufficient for the DOE AO and Federal POC to reasonably verify the accomplishment of the relevant milestone(s). The Milestone Reports may be combined with the Monthly Report.

5.             Preliminary and Final Documented Safety Analysis

The Awardee shall prepare a Preliminary Documented Safety Analysis (PDSA), final Documented Safety Analysis (DSA) and Technical Safety Requirements (TSRs). The PDSA shall describe the design and operation of the proposed reactor at roughly a 50% design complete level and the DSA and TSRs shall describe the design and operation of the proposed reactor.

The PDSA and DSA summarizes information taken from design documents produced under the Quality Assurance Program, such as drawings, specifications, analyses, and calculations. The PDSA and TSRs must be complete and accurate in reporting this design information in order to meet the requirements in DOE-STD-1271-2025, “Authorization Pathway for Nuclear Facilities”. Specifically, the DSA and TSRs must be “complete and accurate in all material respects.”

6.             Final Review Briefing Report

Concurrent with its submission of the final DSA and TSRs, the Awardee shall schedule a final review meeting with the Government. In the final review meeting, the Awardee will review the content of the final DSA and respond to any questions from the Government.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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7.             Special Status Reports

The Awardee shall report the following events to the DOE AO and Federal POC as soon as possible after they occur:

1.	Developments that have a significant favorable impact on the project, such as significant target accomplishments, significant tests, experiments, or symposia.

2.	Problems, delays, or adverse conditions which materially impair the Awardee’s ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public. For example the Awardee must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct of resolve the problem/condition:

a.	Any single fatality or injuries requiring hospitalization of five or more individuals.

b.	Any significant environmental permit violation.

c.	Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes or regulations.

d.	Any incident which causes a significant process or hazard control system failure.

e.	Any event which is anticipated to cause a significant schedule slippage or cost increase.

f.	Any damage to Government-owned equipment in excess of $50,000.

g.	Any other incident that has the potential for high visibility in the media.

5. DELIVERABLES

All deliverables under this OTA shall be delivered in accordance with the delivery date and to the addresses shown below.

Description	Delivery Date	QTY	Address
Monthly Reports	On or before thirty (30) calendar days after the effective date of the Agreement and monthly thereafter, 3 days before the meeting	1 – Electronic	AO Federal POC
Project Management Schedule	On or before thirty (30) calendar days after the effective date of the Agreement	1 – Electronic	AO Federal POC
Nuclear Safety Design Agreement	On or before thirty (30) calendar days after the effective date of the Agreement	1 – Electronic	AO Federal POC

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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Description	Delivery Date	QTY	Address
Milestone Reports	Monthly, 7 days after the end of each month	1 – Electronic	AO Federal POC
Preliminary Design Package and PDSA	March 15, 2026	1 – Electronic	AO Federal POC
Revised Preliminary Design Package and PDSA as amended per DOE comments, changes, etc.	May 5, 2026	1 – Electronic	AO Federal POC
Final Design Package and DSA	May 30, 2026	1 – Electronic	AO Federal POC
Revised Final Design Package and DSA as amended per DOE comments, changes, etc.	July 20, 2026	1 – Electronic	AO Federal POC
Special Status Reports	As soon as possible after event occurs	1 – Electronic	AO Federal POC
Final Review Briefing Report	June 30, 2026	1 – Electronic	AO Federal POC

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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APPENDIX II

Applicable DOE Regulations, Directives, and Standards

NUMBER	TITLE
10 CFR 830	Nuclear Safety Management
10 CFR 835	Occupational Radiation Protection
10 CFR 851	Worker Safety and Health Program

NE O 151.1	Comprehensive Emergency Management System
NE O 225.1	Accident Investigations
NE O 226.1	Implementation of Department of Energy Oversight Policy
NE P 226.1	Policy for Federal Oversight and Contractor Assurance Systems
NE O 227.1	Independent Oversight Program
NE O 231.1B	Environment, Safety and Health Reporting
NE O 232.1	Occurrence Reporting and Processing of Operations Information
NE O 414.1	Quality Assurance
NE O 420.1	Facility Safety
NE O 422.1	Conduct of Operations
NE O 425.1	Verification of Readiness to Startup or Restart Nuclear Facilities
NE O 426.2	Personnel Selection, Training, Qualification, and Certification Requirements for DOE Nuclear Facilities
NE O 433.1	Maintenance Management Program for DOE Nuclear Facilities
NE O 435.1	Radioactive Waste Management
NE O 458.1	Radiation Protection of the Public and the Environment
NE O 470.1	Office of Nuclear Energy Security Program

NE-STD-1020-2025	Natural Phenomena Hazard Analysis and Design Criteria for DOE Facilities
NE-STD-1027-2025	Hazard Categorization of DOE Nuclear Facilities

DOE M 441.1-1	Nuclear Material Packaging
DOE O 442.1B	Department of Energy Employee Concerns Program (No alternative requirements are allowed.)
DOE O 442.2	Differing Professional Opinions for Technical Issues Involving Environmental, Safety, and Health Technical Concerns
DOE O 460.1D Chg 1	Hazardous Materials Packaging and Transportation Safety
DOE O 460.2B	Departmental Materials Transportation Management
DOE O 461.1C Chg 1	Packaging and Transportation for Offsite Shipment of Materials of National Security Interest
DOE O 461.2	Onsite Packaging and Transfer of Materials of National Security Interest
DOE O 471.1B	Identification and Protection of Unclassified Controlled Nuclear Information
DOE O 471.6 Chg 4	Information Security
DOE O 471.7	Controlled Unclassified Information

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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DOE O 475.1	Counterintelligence Program
DOE O 475.2B	Identifying Classified Information
DOE O 486.1A	Foreign Government Sponsored or Affiliated Activities

DOE-STD-1073-2016	Configuration Management
DOE-STD-1104-2016	Review and Approval of Nuclear Facility Safety Basis and Safety Design Basis Documents
DOE-STD-1237-2021	Documented Safety Analysis for DOE Reactor Facilities
DOE STD 1271-2025	Authorization Pathway for Nuclear Facilities (including Attachment 1, Applicable DOE Orders, Standards, and NRC and Industry Equivalents)
DOE-STD-1628-2013	Development of Probabilistic Risk Assessments for Nuclear Safety Applications
DOE-STD-3009-2014	Preparation of Nonreactor Nuclear Facility Documented Safety Analysis. This standard may be implemented in part or whole for existing facilities that are using DOE-STD-3009-94. The SBAA may recognize exceptions within this Standard. (e.g., Chemical hazards without a nexus to a nuclear event are not required to be analyzed.)

NOTE: This list and the substance of the regulations and standards may not be exhaustive and are subject to change.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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APPENDIX III

Nuclear Hazards Indemnity Agreement

(a)  Definitions. Except as otherwise specified within this clause, all definitions set forth in the Atomic Energy Act of 1954, as amended (hereinafter called the Act), shall apply to this clause.

“Extraordinary nuclear occurrence” means an event that DOE has determined to be such an occurrence, as defined in the Act. A determination of whether or not there has been an extraordinary nuclear occurrence will be made in accordance with the procedures in 10 CFR part 840.

“Public liability,” referred to below, is public liability as defined in the Act, which (1) arises out of the activities under this agreement, including transportation; and (2) arises out of or results from a nuclear incident or precautionary evacuation.

(b)   Authority. This clause is incorporated into this Agreement pursuant to the authority contained in subsection 170d. of the Act.

(c)   Financial protection. Except as hereafter permitted or required in writing by DOE, the Awardee will not be required to provide or maintain, and will not provide or maintain at Government expense, any form of financial protection to cover public liability, as described in paragraph (a) of this clause. DOE may, however, at any time require in writing that the Awardee provide and maintain financial protection of such a type and in such amount as DOE shall determine to be appropriate to cover such public liability.

(d)   Indemnification. To the extent that the Awardee and other persons indemnified are not compensated by any financial protection permitted or required by DOE, DOE will indemnify the Awardee and other persons indemnified against (i) claims for public liability as described in paragraph (a) of this clause; and (ii) such legal costs of the Awardee and other persons indemnified as are approved by DOE, provided that DOE's liability, including such legal costs, shall not exceed the amount set forth in section 170e(1)(B) of the Act in the aggregate for each nuclear incident or precautionary evacuation occurring within the United States or $2,000,000,000 in the aggregate for each nuclear incident occurring outside the United States, irrespective of the number of persons indemnified in connection with this agreement.

(e)

(1)  Waiver of defenses. In the event of a nuclear incident (as defined in the Act) arising out of nuclear waste activities (as defined in the Act), the Awardee, on behalf of itself and other persons indemnified, agrees to waive any issue or defense as to charitable or governmental immunity.

(2)  In the event of an extraordinary nuclear occurrence that—

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(i) Arises out of, results from, or occurs in the course of the construction, possession, or operation of a production or utilization facility; or

(ii) Arises out of, results from, or occurs in the course of transportation of source material, by-product material, or special nuclear material to or from a production or utilization facility; or

(iii) Arises out of or results from the possession, operation, or use by the Awardee or a subcontractor of a device utilizing special nuclear material or by-product material, during the course of the activity under this agreement; or

(iv) Arises out of, results from, or occurs in the course of nuclear waste activities, the Awardee, on behalf of itself and other persons indemnified, agrees to waive—

(A) Any issue or defense as to the conduct of the claimant (including the conduct of persons through whom the claimant derives its cause of action) or fault of persons indemnified, including, but not limited to negligence, contributory negligence, assumption of risk, or unforeseeable intervening causes, whether involving the conduct of a third person or an act of God;

(B)  Any issue or defense as to charitable or governmental immunity; and any issue or defense based on any statute of limitations, if suit is instituted within three years of the date on which the claimant first knew, or reasonably could have known, of his injury or change and the cause thereof. The waiver of any such issue or defense shall be effective regardless of whether such issue or defense may otherwise be deemed jurisdictional or relating to an element in the cause of action. The waiver shall be judicially enforceable in accordance with its terms by the claimant against the person indemnified.

(v) For the purposes of making a determination of whether or not there has been an extraordinary nuclear occurrence, “offsite,” as used in 10 CFR part 840, means “away from the contract location,” a phrase that means any DOE facility, installation, or site at which activity under this agreement is being carried out, and any awardee-owned or controlled facility, installation, or site at which the Awardee is engaged in the performance of activity under this agreement.

(3) The waivers set forth in paragraph (e) of this clause—

(i)      Shall be effective regardless of whether such issue or defense may otherwise be deemed jurisdictional or relating to an element in the cause of action;

(ii)     Shall be judicially enforceable in accordance with its terms by the claimant against the person indemnified;

(iii)    Shall not preclude a defense based upon a failure to take reasonable steps to mitigate damages;

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(iv)    Shall not apply to any injury or damage to a claimant (or claimant's property) that is intentionally sustained by the claimant, or that results from a nuclear incident intentionally and wrongfully caused by the claimant;

(v)     Shall not apply to injury to a claimant who is employed at the site of and in connection with the activity where the extraordinary nuclear occurrence takes place, if benefits therefor are either payable or required to be provided under any workmen's compensation or occupational disease law;

(vi)    Shall not apply to any claim resulting from a nuclear incident occurring outside the United States;

(vii)   Shall be effective only with respect to those obligations set forth in this clause and in insurance policies, contracts or other proof of financial protection; and

( viii) Shall not apply to, or prejudice the prosecution or defense of, any claim or portion of claim not within the protection afforded under

(A) the limit of liability provisions under subsection 170e. of the Act, and (B) the terms of this agreement and the terms of insurance policies, contracts, or other proof of financial protection.

(f) Notification and litigation of claims. The Awardee shall give immediate written notice to DOE of any known action or claim filed or made against the Awardee or other person indemnified for public liability as defined in paragraph (a) of this clause. Except as otherwise directed by DOE, the Awardee shall furnish promptly to DOE copies of all pertinent papers received by the Awardee or filed with respect to such actions or claims. DOE shall have the right to, and may collaborate with, the Awardee and any other person indemnified in the settlement or defense of any action or claim and shall have the right to:

(1)   Require the prior approval of DOE for the payment of any claim that DOE may be required to indemnify hereunder; and

(2)   Appear through the Attorney General on behalf of the Awardee or other person indemnified in any action brought upon any claim that DOE may be required to indemnify hereunder, take charge of such action, and settle or defend any such action. If the settlement or defense of any such action or claim is undertaken by DOE, the Awardee or other person indemnified shall furnish all reasonable assistance in effecting a settlement or asserting a defense.

(g) Continuity of DOE obligations. The obligations of DOE under this clause shall not be affected by any failure on the part of the Awardee to fulfill its obligation under this contract and shall be unaffected by the death, disability, or termination of existence of the Awardee, or by the completion, termination or expiration of this agreement.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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(h)  Effect of other clauses. The provisions of this clause shall not be limited in any way by, and shall be interpreted without reference to, any other clause of this agreement including the Disputes clause, and any provisions later added to this contract, as required by applicable Federal law, including statutes, Executive orders and regulations, to be included in Nuclear Hazards Indemnity Agreements.

(i)   Civil penalties. The Awardee and its subcontractors and suppliers who are indemnified under the provisions of this clause are subject to civil penalties, pursuant to section 234A of the Act, for violations of applicable DOE nuclear-safety related rules, regulations, or orders, and pursuant to section 234C of the Act, for violations of applicable DOE worker safety and health related rules, regulations, and orders.

(j)   Criminal penalties. Any individual director, officer, or employee of the Awardee or of its subcontractors and suppliers indemnified under the provisions of this clause are subject to criminal penalties, pursuant to section 223(c) of the Act, for knowingly and willfully violating the Act, and applicable DOE nuclear safety-related rules, regulations or orders for which violation results in, or if undetected, would have resulted in a nuclear incident.

(k)  Inclusion in Subcontracts. The Awardee shall insert this clause in any subaward or subcontract that may involve the risk of public liability, as that term is defined in the Act and further described in paragraph (a) of this clause. However, this clause shall not be included in subcontracts in which the subcontractor is subject to Nuclear Regulatory Commission (NRC) financial protection requirements under section 170b. of the Act or NRC agreements of indemnification under section 170c. or k. of the Act for the activities under the subcontract.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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APPENDIX IV

NATIONAL ASSURANCE POLICIES

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

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